UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
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FORM 8-K
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Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):  November 19, 2014
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THERAVANCE, INC.
(Exact Name of Registrant as Specified in its Charter)
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Delaware (State or Other Jurisdiction of Incorporation)	000-30319 (Commission File Number)	94-3265960 (I.R.S. Employer Identification Number)

951 Gateway Boulevard
South San Francisco, California 94080
(650) 238-9600
(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 19, 2014, GlaxoSmithKline plc (GSK) and Theravance, Inc. distributed a press release in Manchester, United Kingdom, that patient recruitment in the Salford Lung Study in chronic obstructive pulmonary disease (COPD) has completed.  The Salford Lung Study is being conducted in the unique ‘research city’ setting of Salford, Greater Manchester.  Approximately 2,800 people with COPD living in Salford and the surrounding area have signed up to be part of a one-year study to explore the effectiveness of RELVAR® ELLIPTA® (fluticasone furoate ‘FF’/vilanterol ‘VI’100/25 mcg) compared to other COPD treatments when used in a broad group of people living and managing their COPD on a day-to-day basis.  The Salford Lung Study (NCT01551758) is a Phase 3 multicenter, randomized open-label study in patients being treated in primary care who have been diagnosed and receive regular treatment for COPD in Salford. The primary endpoint is the mean annual rate of moderate and severe exacerbations while secondary endpoints will assess safety, contact with healthcare professionals and patient reported outcomes.  The 12-month COPD study is expected to complete at the end of 2015 with the first results expected in 2016.  FF/VI has been developed under the 2002 Long-Acting Beta2 Agonist (LABA) collaboration between Glaxo Group Limited and Theravance, Inc.  FF/VI, under the trade name RELVAR® ELLIPTA®, is approved in Europe for COPD and asthma. In the United States, FF/VI under the trade name BREO® ELLIPTA®, is indicated for long-term, once-daily, maintenance treatment of airflow obstruction and for reducing exacerbations in patients with COPD.  BREO® ELLIPTA® is not indicated for the relief of acute bronchospasm or the treatment of asthma in the United States.  The press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit	Description
Exhibit 99.1	Press Release dated November 19, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE, INC.

Date: November 19, 2014	By:	/s/ Michael W. Aguiar
Michael W. Aguiar
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.                                           Description
99.1	Press Release dated November 19, 2014